UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Acacia Trust

Address and Principal
Business Office:	Acacia Trust
825 Third Avenue, 35th Floor
New York, NY 10022

Telephone Number:	212.755.2530

Name and Address of Agent
for Service of Process:	Dean A. Christiansen
825 Third Avenue, 35th Floor
New York, NY 10022

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:        _X_ Yes      _ No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 29th day of December 2017.

ACACIA TRUST

By: /s/ Dean A. Christiansen

Name: Dean A. Christiansen

Title: President

Attest: /s/ Scott Gordon

Name: Scott Gordon

Title: Vice President and Assistant Secretary

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